Exhibit 10.17

Savage River, Inc.
April 29, 2017
Mark Nelson
Dear Mark:
Savage River, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1.Position. You will start in a full-time, exempt position as Chief Financial Officer and Chief Operating Officer and you will report to the Company’s Chief Executive Officer, Ethan Brown. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.TriNet HR Corporation. The Company’s benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of the Savage River, Inc. arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers at Savage River, Inc. will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at Savage River, Inc.
3.Compensation and Employee Benefits. Your annualized base salary will be $325,000 per year, payable on the Company’s regular payroll dates, and your start date will be May 4, 2017. You will also be part of the Company’s Incentive Plan, which will provide a bonus target level of 50% of your base salary. Bonuses are discretionary and are based on your individual performance and the performance of the Company. Your bonus eligibility will begin on May 4, 2017. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that I have enclosed with this letter. In addition to Company holidays, you will be entitled to 20 days of Paid Time-Off (PTO).

4.Stock Options. All stock options that were terminated on March 10, 2017 are restored, having continued to vest from that date forward. For purposes of removing doubt, your stock options reflect no interruption in service (see Appendix A).
5.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.
6.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
7.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
8.Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
9.Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.
[Signature Page Follows]

If you wish to accept this offer, please sign and date this and the other documents, as outlined below. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on May 2, 2017. We look forward to having you join us on May 4, 2017.

Very truly yours,

SAVAGE RIVER INC.

By:	/s/ Ethan Brown
Ethan Brown
Chief Executive Office

ACCEPTED AND AGREED:

Mark J. Nelson
/s/ Mark J. Nelson
(Signature)

4/30/2017
Date
Anticipated Start Date: May 4, 2017
Attachments:

1.
To be completed, signed (where applicable) and returned, along with this offer letter, (a) via email to your hiring manager and lohagan@beyondmeat.com as soon as possible; and (b) by hand on your first day or by mail to Laura O’Hagan (Beyond Meat, 1325 El Segundo Blvd, El Segundo, CA, 90245):

a)	Confidential Information and Invention Assignment Agreement

b)	Background consent form

c)	Application for Employment

d)	New employee personal information form

e)	I-9 form(s) of identification – please include a scanned PDF of your identification form(s)

2.	Background information

a)	Benefits Overview 2015-2016

b)	Benefits at a glance – 2015-2016

c)	Benefits – Semi Monthly Costs – Salaried Employee

d)	2011 Equity Incentive Plan

e)	Travel & Expense Reimbursement Policy

NELSON OPTION AMENDMENT
RESOLVED: That the Board believes that it is advisable and in the best interests of the Company to amend each of the following stock options previously granted to Mark Nelson pursuant to the Plan to provide that such options will continue in effect pursuant to their original terms as if Mr. Nelson’s employment with the Company did not terminate on March 10, 2017: (i) the stock option to purchase 603,965 shares of the Company’s Common Stock granted on December 1, 2015 (the “First Option”), (ii) the stock option to purchase 218,003 shares of the Company’s Common Stock granted on February 4, 2016 (the “Second Option”), (iii) the stock option to purchase 228,347 shares of the Company’s Common Stock granted on July 20, 2016 (the “Third Option”), and (iv) the stock option to purchase 105,032 shares of the Company’s Common Stock granted on July 20, 2016 (the “Fourth Option” and, together with the First Option, the Second Option and the Third Option, the “Options”).
RESOLVED FURTHER: That the Board is authorized pursuant to the Plan to amend the Options to provide for purposes of the Options, the Plan and the applicable Stock Option Grant Notice and Option Agreement for each Option (together, the “Option Agreements”), that Mr. Nelson’s termination of employment from the Company, which was effective on March 10, 2017, shall not be considered a termination of Mr. Nelson’s “Continuous Service” (as defined in the Plan) and Mr. Nelson shall be considered to have remained a service provider to the Company from and after March 10, 2017 through the date Mr. Nelson returns as an employee of the Company, subject to and contingent upon Mr. Nelson’s actual return as an employee of the Company prior to the expiration of the Options (the “Option Amendments”).
RESOLVED FURTHER: That, pursuant to Section 144 of the Delaware General Corporation Law, no contract or transaction between the Company and one or more of its directors or officers (any such contract or transaction is referred to herein as an “Interested Party Transaction”) shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (ii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board.
RESOLVED FURTHER: That it has been disclosed or made known to the Board that Mr. Nelson is expected to return to the Company as the Chief Operating Officer of the Company on May 4, 2017.
RESOLVED FURTHER: That the Board is aware of the material facts related to the Option Amendments and has had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationships and/or interests of Mr. Nelson with and in the Company in connection with the Option Amendments.

RESOLVED FURTHER: That the terms and conditions of the Option Amendments are hereby determined to be fair, just, and reasonable as to the Company, and it is further determined that it is in the best interest of the Company and its stockholders to authorize and approve the Option Amendments.
RESOLVED FURTHER: That the Option Amendments on the terms and conditions set forth herein are hereby authorized and approved in all respects, include for purposes of Section 144 of the Delaware General Corporation Law, subject to Mr. Nelson’s consent to the Option Amendments.
RESOLVED FURTHER: That the officers of the Company (acting singly or jointly) are hereby authorized and directed to take whatever steps, and to enter into any appropriate agreement, as they determine to be advisable, necessary or appropriate to implement and give effect to the Option Amendments.